EXHIBIT G
File No 70-____

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-_____)

Filings Under the Public Utility Holding Company Act of 1935
("Act")

______________, 2004

     Northeast Utilities ("NU"), Springfield, Massachusetts, a registered holding company, has filed an Application/Declaration (File No. 70-____) under Sections 6(a) and 7 of the Act. In its Application/Declaration, NU seeks Commission authority to issue up to 275,000 of its Common Shares, $5.00 par value, to its non-employee trustees for compensation purposes through December 31, 2014.

     For the Commission, by the Division of Investment
Management, pursuant to delegated authority.